EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-103837 and 333-103465) and Form S-8 (Nos. 333-103834, 333-103565, 333-101465, 333-75224, 333-53106 and 333-89515) of Artisan Components, Inc. of our report dated November 3, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 18, 2003